NEOGEN CORPORATION

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Executive Name: Mikhael Nassif

Grant Date: August 15, 2025

Target PSUs Granted: [●]

Performance Period: June 1, 2025 – May 31, 2028

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Agreement”), dated as of the Grant Date set forth above, is entered into by and between Neogen Corporation, a Michigan corporation (the “Company”), and Mikhael Nassif (the “Executive”). Capitalized terms have the meanings set forth in this Agreement.

1.
Target Performance Share Unit Award. The Company hereby grants the Executive an Award (the “Award”) of the number of Target Performance Share Units set forth above. Each Performance Share Unit (“PSU”) represents the right to receive, upon the satisfaction of the conditions set forth in this Award Agreement, including any required tax withholding obligation, one share of common stock, par value $0.16, of the Company (“Shares”).
2.
Determination of Actual Performance Share Units. The Performance Period with respect to the Award shall be as set forth above, subject to Section 4 below. Within 90 days after the end of the Performance Period, the Compensation and Talent Management Committee of the Board, or any other committee of the Board to the extent designated by resolution of the Board (the “Committee”), will determine the Earnout Percentage applicable to the Award. The “Actual Performance Share Units” earned shall equal (a) the number of Target Performance Share Units awarded, multiplied by (b) the Earnout Percentage for the Performance Period, as determined under this Section 2. The “Earnout Percentage” shall be based on the Company’s actual performance over the Performance Period relative to the targets specified by the Committee and set forth in the Appendix to this Award Agreement. Threshold performance shall result in an award of Actual Performance Share Units equal to 50% of the Target Performance Share Units; target performance shall result in an award of Actual Performance Share Units equal to 100% of the Target Performance Share Units; and maximum performance shall result in an award of Actual Performance Share Units equal to 200% of the Target Performance Share Units. Performance between threshold performance and target performance and performance between target performance and maximum performance shall result in an award of Actual Performance Share Units determined based on straight line interpolation between the respective two performance levels.
3.
Shareholder Return Modifier. The Actual Performance Share Units earned under Section 2 shall be further subject to a modifier based on the Company’s Total Shareholder Return (“TSR”) compared to the TSR of the peer group (or relative TSR (rTSR)) specified in the Appendix to this Award Agreement (the “Peer Group”). If the Company’s rTSR performance percentile rank is greater than or equal to the 75th percentile of the Peer Group, the Actual Performance Share Units earned shall be increased by 20%. If the Company’s rTSR performance percentile rank is less than the 25th percentile of the Peer Group, the Actual Performance Share Units earned shall be decreased by 20%. There shall be no modification to the Actual Performance Share Units earned if the Company’s rTSR performance percentile rank is at least equal to the 25th percentile but less than the 75th percentile of the Peer Group.

4.
Change in Control. If a Change in Control occurs, the Performance Period will end (the “Adjusted Performance Period”) on the effective date of the Change in Control, and the Committee will determine the Earnout Percentage for the Adjusted Performance Period using prorated targets, based on the percentage of the initial Performance Period that was completed as of the end of the Adjusted Performance Period. For purposes of this Agreement, “Change in Control” shall have the meaning assigned to it in the Neogen Corporation 2023 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”).
5.
Termination of Service. Except as otherwise expressly provided in this Agreement or in a severance agreement between the Company and the Executive, if the Executive’s employment or service with the Company is terminated before the termination of the Performance Period, the following rules shall apply:
(i)
Generally. If the Executive’s employment or service with the Company terminates prior to the end of the Performance Period for any reason other than death or Disability, the Executive’s rights to all of the Target Performance Share Units granted under this Agreement will be terminated upon such termination of employment, and the Executive shall earn no Actual Performance Share Units.
(ii)
Termination upon Death or Disability. If the Executive’s employment or service is terminated due to the Executive’s death or Disability, then to the extent and only to the extent that the Performance Period was scheduled to terminate within one year of the date of the Executive’s termination of employment or service due to death or Disability, then the Executive’s Actual Performance Share Units shall be calculated according to Sections 2 and 3 above. In all other cases, the Executive’s rights to all of the Target Performance Share Units granted under this Agreement will be terminated upon such termination of employment, and the Executive shall earn no Actual Performance Share Units. For purposes of this Agreement, “Disability” shall have the meaning assigned to it in the Plan.
6.
Issuance of Shares. As soon as practicable after the applicable Performance Period terminates, the Company, via the equity compensation management platform used by the Company at the applicable time, will issue Shares to the Executive, based on the Actual Performance Share Units earned, upon satisfaction of any required tax withholding obligation. No fractional Shares will be issued.
7.
Taxation. The Executive is responsible for payment of all taxes on the Award. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the Award, it shall be a condition to the receipt of such payment or the realization of such benefit that the Executive make arrangements satisfactory to the Company for payment of all such taxes required to be withheld.
8.
Transferability. The PSUs granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to the PSUs granted to the Executive shall be exercisable during his lifetime only by such Executive or his guardian or legal representative.
9.
Rights of Executive. This Award does not entitle the Executive to any rights as a shareholder of the Company. This Award does not entitle the Executive to any ownership interest in any actual Shares unless and until such Shares are issued to the Executive. Since no property is transferred until the Shares are issued, the Executive acknowledges and agrees that the Executive cannot and will not attempt to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the fair market value of the PSUs in the Executive’s gross income for the taxable year of the grant of the Award.

10.
Discretion of Committee. The Committee shall have the power and authority to administer this Award in its sole discretion, subject to the terms of this Agreement. The Committee shall have the discretion to amend the terms of this Award, provides that the consent of the Executive must be obtained with respect to any amendment that would be detrimental to the Executive.
11.
No Registration; Restricted Securities. The Company has not registered the Shares subject to this Award pursuant to any federal or state securities law and has no obligation to do so. As a result, any and all Shares issued to the Executive upon settlement of this Award will be “restricted securities” pursuant to SEC Rule 144, and the Executive will not be able to transfer or sell Shares issued pursuant to this Agreement unless exemptions from registration under applicable securities laws are available. The Executive agrees that any resale by him of any Shares issued upon settlement of this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations. The Company will not be obligated to either issue the Shares or permit the resale of any Shares if such issuance or resale would violate any such requirements.
12.
Requirements of Law. The grant of the Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. No Shares shall be issued or transferred pursuant to this Agreement unless and until all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance or transfer, the person acquiring the Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company in respect to such matters as the Company may deem desirable to assure compliance with all applicable legal requirements.
13.
No Right to Continued Employment. The grant of the Award to the Executive under this Agreement shall not be deemed to constitute a contract of employment between the Company and the Executive.

IN WITNESS WHEREOF, the undersigned has caused this Performance Share Unit Award Agreement to be executed as of the Grant Date.

NEOGEN CORPORATION

By:

Its:

APPENDIX

1. Performance Measures.

a. Revenue (CAGR): Revenue is defined as total Neogen sales excluding (1) the impact of foreign currency, (2) the first 12 months of acquisitions, and (3) discontinued product lines. Revenue Compound Annual Growth Rate (CAGR) is defined as the average annual growth rate of Neogen’s revenue over the Performance Period, assuming the revenue grows at a steady rate and compounds annually.

b. Adjusted EBITDA Margin Expansion: Adjusted EBITDA, as reported externally by Neogen, is defined as net income before interest, income taxes, depreciation, and amortization expense, adjusted to exclude share-based compensation and certain items approved by the Board, or a Board committee, that impact comparison of the performance of Neogen’s business, either period-over-period or with other businesses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA margin expansion is defined as the increase in margin over time. For the target, margin expansion is the increase in the 3rd year of the Performance Period over the fiscal year immediately preceding the Performance Period. BPS (basis points) is a unit of measurement to describe percentage changes. 100 bps = 1%, 50 bps = .50%.

c. Free Cash Flow Conversion: Free Cash Flow (FCF) is defined as Net Cash provided by (used in) Operating Activities, as reported in Neogen’s Statement of Cash Flows in Forms 10-Q/10-K, less purchases of capital items. FCF Conversion is a liquidity ratio that measures how effectively Neogen transforms its operating profits into FCF over a given period. FCF conversion is defined as FCF as a percentage of adjusted EBITDA (as reported externally). This metric will be calculated based solely on FCF conversion in the 3rd year of the Performance Period.

d. Relative Total Shareholder Return (rTSR): rTSR measures Neogen’s Total Shareholder Return (TSR), which includes stock price appreciation and dividends (if applicable), relative to a benchmark group of peer companies. Neogen’s TSR will be ranked against the defined Peer Group over the same three-year performance period.

2. Peer Group. The Peer Group shall consist of all companies in the S&P 600 Healthcare Equipment and Services. The Committee may decide to adjust, in its sole discretion, the Peer Group at any time during the Performance Period to reflect the occurrence of certain extraordinary events. The Committee will generally make the determination to adjust (or not adjust) the Peer Group in accordance with the following guidelines but reserves the right to make adjustments in addition to, or that conflict with, such guidelines if it determines such adjustments are equitable.

a.
If a Peer Group company becomes bankrupt, the bankrupt company will remain in the Peer Group and will be positioned at one level below the lowest performing non-bankrupt Peer Group company. In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in reverse chronological order by bankruptcy date.

b.
If a Peer Group company is acquired by another company, the acquired company will be removed from the Peer Group for the entire Performance Period.

c.
If a Peer Group company sells, spins-off, or disposes of a portion of its business, the selling Peer Group company will remain in the Peer Group for the entire Performance Period unless such disposition(s) results in the disposition of more than 50% of the company’s total assets during the Performance Period, in which case the Peer Group company shall be removed from the Peer Group.

d.
If a Peer Group company acquires another company, the acquiring Peer Group company will remain in the Peer Group.

e.
If the price of a Peer Company’s common stock (or its equivalent) is not available on a consistent, reliable basis due to delisting on all major stock exchanges and over-the-counter markets, such delisted Peer Group company will be removed from the Peer Group for the entire Performance Period; provided, however, that if the company becomes bankrupt prior to the end of the Performance Period, it shall be treated as in (a) above.

f.
If the Company’s and/or any Peer Group company’s stock splits, then the Committee shall adjust such company’s performance in a manner that it deems equitable so as not to give an advantage or disadvantage to such Peer Group company by comparison to the other Peer Group companies.